Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2019
FOURTH-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, August 6, 2019, at 3:30 PM CT (4:30 PM ET)

•	Revenues of $68.2 million increased 15.4% from fourth quarter last year

•	Net income was $1.5 million, or $0.04 per basic and diluted share

•	Company introduces fiscal 2020 financial guidance

•	First patient enrolled in REACH PVI Clinical Study

•	Company announces acquisition of WIRION™ Embolic Protection System

St. Paul, Minn., August 6, 2019 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today reported financial results for its fiscal fourth quarter, ended June 30, 2019.

CSI’s fourth-quarter revenues were $68.2 million, an increase of $9.1 million, or 15.4%, from the fourth quarter of fiscal 2018. Gross profit margin was 80.3%.

Selling, general and administrative expenses increased 16.2% to $44.0 million due to increased investments in clinical specialists, medical education and international expansion. Research and development expenses increased 41.8% to $9.5 million as a result of planned new product development and patient enrollment costs in the ECLIPSE clinical trial.

Fourth-quarter net income was $1.5 million, or $0.04 per basic and diluted share, compared to net income of $3.7 million, or $0.11 per basic and diluted share, in the prior-year period. Adjusted EBITDA totaled $4.7 million.

Fiscal year 2019 revenues grew 14.3% to $248.0 million. Gross margin decreased to 80.8% compared to 81.8% in the prior year, primarily driven by the combined effect of increased international volumes and the expansion of the company’s product portfolio, partially offset by a reduction of unit costs. Operating expenses increased $25.8 million, or 14.7%, to $201.2 million. Net loss was $(0.3) million, or $(0.01) per basic and diluted share, for the full year compared to a net income of $1.7 million, or $0.05 per basic and diluted share in the prior year.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said, “CSI’s fourth quarter and fiscal 2019 financial results reflect our efforts to reach more patients and accelerate revenue growth. Ongoing strength in our core orbital atherectomy business paired with new revenue from procedure support products and our first full year of international operations more than doubled our annual growth rate compared with last year. These revenue drivers combined with increased investments in new products and medical evidence are designed to improve the quality of care for patients suffering from complex coronary and peripheral artery disease and deliver attractive, sustainable growth.”

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August 6, 2019

CSI Introduces Fiscal 2020 Guidance
Ward concluded, “Double-digit revenue growth in our domestic orbital atherectomy franchise combined with new support product revenue and continued international expansion are forecasted to drive fiscal 2020 revenue growth of 12% to 14%.”

For fiscal 2020 ending June 30, 2020, CSI anticipates:

•	Revenue of $278 million to $283 million, representing 12% to 14% growth compared with fiscal 2019;

•	Gross profit margin of 79% to 80%;

•	Net income (loss) of approximately breakeven*; and

•	Positive Adjusted EBITDA.

*Excluding intangible asset amortization and direct expenses associated with the WIRION acquisition.

First Patient Enrolled in REACH PVI Clinical Study
In June, CSI announced the first patient was enrolled in the REACH PVI study. The purpose of this study is to prospectively evaluate acute clinical outcomes of orbital atherectomy via transradial access for the treatment of peripheral artery disease (PAD) in lower extremity lesions. CSI’s low profile, 5Fr, Extended Length Diamondback 360® Peripheral Orbital Atherectomy System (OAS) and Extended Length Stealth 360® Peripheral OAS are the only atherectomy devices that allow radial access for the treatment of peripheral lesions.

National Primary Investigator for REACH PVI, Dr. Ankur Lodha, M.D., Interventional Cardiologist, Cardiovascular Institute of the South, Lafayette, La., enrolled the first patient.

Dr. Lodha said, “When endovascular intervention is necessary, PAD lesions are mostly treated through femoral artery access. However, many PAD patients could benefit from faster ambulation time post procedure that radial artery access offers. In addition, some patients may have comorbidities, such as obesity, that complicate or preclude femoral access.”

Dr. Lodha continued, “The benefits of radial access for percutaneous peripheral vascular interventions are well documented. We believe this study will demonstrate that many of these known benefits, such as low complication rates, high cost effectiveness, and short time to ambulation, can be achieved using orbital atherectomy to treat lower limb PAD lesions through radial access.”

Said Ward, “CSI continues to innovate and develop medical evidence to improve the care of patients suffering from PAD. The commercialization of the Extended Length orbital atherectomy systems and our investment in REACH PVI both demonstrate our commitment to physicians and the patients they serve.”

CSI Announces Acquisition of WIRION Embolic Protection System
In August, CSI announced the acquisition of the WIRION Embolic Protection System and related assets from Gardia Medical Ltd., a wholly owned Israeli subsidiary of Allium Medical Solutions Ltd. (TASE: ALMD).

The device, which received CE Mark in June 2015 and FDA clearance in March 2018, is a distal embolic protection filter used to capture debris that can be associated with all types of peripheral vascular intervention (PVI) procedures. Physicians typically use embolic protection devices in vessels located above the knee with long lesions, high plaque burden and poor run off.

Dr. Ehrin Armstrong, Professor of Medicine at the University of Colorado, said, “The use of an embolic protection device during peripheral interventions where the risk of embolization is higher provides assurance and protection from procedural complications.”

The WIRION System is easier to use and more versatile than other available embolic protection systems because it can be used with any .014” guidewire and for all types of peripheral interventions. In addition,

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the WIRION System is the only embolic protection device indicated for use with any atherectomy system. The WISE LE study also demonstrated a major adverse event (MAE) rate of 1.9%, which is lower than any other previously reported rates with other embolic filters. Importantly, no clinically significant distal embolization was observed when the WIRION System was used.

Asaf Alperovitz, Chief Executive Officer of Allium Medical Solutions, said, “Allium Medical’s mission is to develop innovative products to improve outcomes for patients around the world.  We believe the WIRION System from Gardia Medical, one of our portfolio companies, will be highly synergistic with CSI’s growing portfolio of products.  We will continue to partner with CSI to execute a timely manufacturing transfer and get the product in the hands of physicians."

Said Ward, “The acquisition of the WIRION System further supports our commitment and mission of building a comprehensive portfolio of differentiated products aimed at saving limbs and improving outcomes for patients undergoing complex peripheral interventions.”

CSI plans to commercialize the WIRION System in the United States following the transfer of manufacturing from Gardia Medical. CSI expects the manufacturing transfer to be completed after a 12- to 15-month transition period. Gardia will retain the rights to the WIRION System for angioplasty and stenting procedures in the carotid arteries.

Conference Call Scheduled for Today at 3:30 p.m. CT (4:30 p.m. ET)
CSI will host a live conference call and webcast of its fiscal fourth-quarter results today, August 6, 2019, at 3:30 p.m. CT (4:30 p.m. ET). To access the call, dial (833) 241-7255 at least 10 minutes prior to the call and enter and enter 9477908. To access the live webcast, or replay, click on this link go to the events section of CSI’s investor relations website, https://investors.csi360.com/events-and-presentations/events-calendar/default.aspx, and click on the webcast link. Webcast replay will be available beginning at 6:30 p.m. CT today.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About REACH PVI
REACH PVI is a prospective, observational, single-arm, multi-center post-market study that will enroll 50 patients at up to 10 sites across the United States. The purpose of this study is to prospectively evaluate acute clinical outcomes of orbital atherectomy via transradial access for treatment of peripheral artery disease (PAD) in lower extremity lesions. The study will include CSI orbital atherectomy devices FDA-cleared for treatment of PAD. All subjects will be followed post-procedure through the first standard of care follow-up visit (7-45 days post-procedure). More information about the study design is available at www.ClinicalTrials.gov; identifier: NCT03943160.

About WISE LE
WISE LE (WIRION™ EPS in Lower Extremities Arteries) was a multicenter study, performed in the United States and Germany and included all commercially-available atherectomy systems. The primary endpoint was freedom from major adverse events (MAEs) occurring within 30 days post-procedure and was compared with an objective performance goal derived from historical atherectomy trials. MAE was defined as a serious adverse event that resulted in death, acute myocardial infarction, thrombosis, pseudoaneurysm, dissection (grade C or greater), or clinical perforation at the filter location, clinically

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relevant distal embolism, unplanned amputation, or clinically driven target vessel revascularization. The study also included a histopathological analysis of debris captured by the filter during the procedures.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular, Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s OAS treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. In March 2017, the company received PMDA approval in Japan for the Diamondback 360® Coronary OAS Micro Crown and reimbursement approval effective February 2018. Over 470,000 of CSI’s devices have been sold to leading institutions worldwide. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s strategy and growth; (ii) international expansion; (iii) anticipated revenue, gross profit, net loss and Adjusted EBITDA; (iv) the benefits of the Extended Length Peripheral Orbital Atherectomy System and the REACH PVI study; and (v) CSI’s acquisition of the WIRION system; the benefits of the WIRION system; the anticipated period of manufacturing transfer; and the plans to commercialize the WIRION

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system, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments, clearances and approvals; approval of our products for distribution in countries outside of the United States; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; the ability of OrbusNeich to successfully launch CSI products outside of the United States and Japan; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationship with our distribution partner in Japan and with OrbusNeich; the experience of physicians regarding the effectiveness and reliability of the products we sell; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs, including the timing of product development programs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; issues relating to our saline pump recall; the impact of federal corporate tax reform on our business, operations and financial statements; international trade developments; shutdowns of the U.S. federal government; general economic conditions; unanticipated developments during the manufacturing transfer process for the WIRION system; the effectiveness of the WIRION system; the potential impact of any future strategic transactions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

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Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm. See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire® guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

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Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30		June 30
	2019	2018	2019	2018

Net revenues	$68,234	$59,152	$248,017	$217,043
Cost of goods sold	13,462	10,814	47,680	39,484
Gross profit	54,772	48,338	200,337	177,559
Expenses:
Selling, general and administrative	43,995	37,847	167,700	148,569
Research and development	9,525	6,719	33,462	26,756
Total expenses	53,520	44,566	201,162	175,325
Income (loss) from operations	1,252	3,772	(825)	2,234
Other (income) and expense, net	(255)	2	(760)	390
Income (loss) before income taxes	1,507	3,770	(65)	1,844
Provision for income taxes	38	33	190	132
Net income (loss)	$1,469	$3,737	$(255)	$1,712

Basic earnings per share	$0.04	$0.11	$(0.01)	$0.05
Diluted earnings per share	$0.04	$0.11	$(0.01)	$0.05

Basic weighted average shares outstanding	33,612,210	33,265,475	33,535,759	33,145,140
Diluted weighted average shares outstanding	34,421,097	33,716,995	33,535,759	33,614,260

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August 6, 2019

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	June 30,	June 30,
	2019	2018

ASSETS
Current assets
Cash and cash equivalents	$74,237	$116,260
Marketable securities	48,435	544
Accounts receivable, net	36,015	31,225
Inventories	18,058	16,605
Prepaid expenses and other current assets	3,330	2,977
Total current assets	180,075	167,611
Property and equipment, net	27,324	27,744
Patents, net	5,105	5,231
Other assets	6,073	2,766
Total assets	$218,577	$203,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,194	$10,441
Accrued expenses	29,387	25,776
Deferred revenue	1,764	1,243
Total current liabilities	42,345	37,460
Long-term liabilities
Finance obligation	20,972	21,064
Deferred revenue	6,541	8,946
Other liabilities	775	1,412
Total liabilities	70,633	68,882
Commitments and contingencies	—	—
Total stockholders' equity	147,944	134,470
Total liabilities and stockholders' equity	$218,577	$203,352

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Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of this non-GAAP measure to the most comparable U.S. GAAP measure for the respective periods can be found in the following tables. In addition, an explanation of the manner in which CSI's management uses this measure to conduct and evaluate its business, the economic substance behind management's decision to use this measure, the substantive reasons why management believes that this measure provides useful information to investors, the material limitations associated with the use of this measure and the manner in which management compensates for those limitations is included following the reconciliation table.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30		June 30
	2019	2018	2019	2018

Net income (loss)	$1,469	$3,737	$(255)	$1,712
Less: Other (income) and expense, net	(255)	2	(760)	390
Less: Provision for income taxes	38	33	190	132
Income (loss) from operations	1,252	3,772	(825)	2,234
Add: Stock-based compensation	2,666	2,422	11,266	10,302
Add: Depreciation and amortization	829	854	3,446	3,934
Adjusted EBITDA	$4,747	$7,048	$13,887	$16,470

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

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The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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